Exhibit 11(a)

September 12, 2008

BlackRock Large Cap Series Funds, Inc.
100 Bellevue Parkway
Wilmington, DE 19809


Ladies and Gentlemen:

You have requested us, as counsel to BlackRock Large Cap Series Funds, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland, on behalf of BlackRock Large Cap Core Fund (the "Fund"), a series of the Corporation, to furnish you with this opinion in connection with the Corporation's Pre-Effective Amendment No. 1 of the Registration Statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about September 12, 2008 (the "Registration Statement"), registering Institutional and Investor A shares of common stock, par value $.10 per share, of the Fund (the "Shares"), to be issued pursuant to a Plan of Reorganization (the "Plan") adopted by the Corporation on behalf of the Fund and by PNC Funds, Inc. (the "Target Corporation"), a corporation organized under the laws of the State of Maryland, on behalf of its series PNC Growth & Income Fund (the "Target Fund"). The Plan provides for the proposed acquisition by the Fund of all of the assets of the Target Fund solely in exchange for the Shares and the assumption by the Fund of certain stated liabilities of the Target Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Corporation's Articles of Incorporation and By-Laws, resolutions adopted by the Board of Directors of the Corporation relating to the authorization of the sale and issuance of the Shares and the approval of the Plan (the "Resolutions") and the form of the Plan to be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Corporation and others, which facts we have not independently verified. We have further assumed that the Plan will be delivered in substantially the same form as that included in the Registration Statement and that upon

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BlackRock Large Cap Series Funds, Inc.
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such delivery, it will constitute the legal, valid and binding obligation of the
Corporation, enforceable against the Corporation in accordance with its terms.

Based upon the foregoing and subject to the assumptions and qualification herein set forth, we advise you that, the Shares have been duly and validly authorized and, when issued under the circumstances contemplated in the Registration Statement and upon the terms set forth in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Miles & Stockbridge P.C. (which is attached hereto).

Very truly yours,

Willkie Farr & Gallagher LLP